Filed Pursuant to Rule 424(b)(3)
Registration No. 333-226101

Prospectus Supplement No. 8

(To Prospectus dated August 16, 2018)

Select Interior Concepts, Inc.

24,145,996 Shares

Class A Common Stock

This Prospectus Supplement No. 7 (this “Prospectus Supplement”) supplements and amends our prospectus dated August 16, 2018, as supplemented and amended by Prospectus Supplement No. 1 dated August 17, 2018, Prospectus Supplement No. 2 dated September 6, 2018, Prospectus Supplement No. 3 dated September 7, 2018, Prospectus Supplement No. 4 dated November 13, 2018, Prospectus Supplement No. 5 dated January 7, 2019, Prospectus Supplement No. 6 dated March 12, 2019, and Prospectus Supplement No. 7 dated March 15, 2019 (as supplemented and amended, the “Final Prospectus”), relating to the resale of up to an aggregate of 24,145,996 shares of our Class A common stock, par value $0.01 per share (which we refer to as our “Class A Common Stock”), by the selling stockholders identified in the Final Prospectus (which term as used in the Final Prospectus includes pledgees, donees, transferees or other successors-in-interest).

We will not receive any of the proceeds from the sale of these shares of our Class A Common Stock by the selling stockholders.

This Prospectus Supplement is being filed to update, supplement or amend the information contained in the Final Prospectus with the information contained and incorporated by reference in our Current Report on Form 8-K (the “Current Report”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 20, 2019.  Accordingly, we have attached the Current Report to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with the Final Prospectus, and this Prospectus Supplement is qualified by reference to the Final Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Final Prospectus.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Final Prospectus, including the additional supplements or amendments thereto.

Our Class A Common Stock is listed for trading on the NASDAQ Capital Market under the symbol “SIC.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, under applicable federal securities laws and are eligible for reduced public company reporting requirements.  See “Summary—Emerging Growth Company Status” in the Final Prospectus for more information.

Investing in our Class A Common Stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our Class A Common Stock in the section entitled “Risk Factors” beginning on page 16 of the Final Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Final Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 20, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

____________________

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2019

____________________

SELECT INTERIOR CONCEPTS, INC.

(Exact name of registrant as specified in its charter)

____________________

Delaware

(State or Other Jurisdiction of Incorporation)

001-38632	47-4640296
(Commission File Number)	(I.R.S. Employer Identification Number)

400 Galleria Parkway, Suite 1760 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 701-4737

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933, as amended, or Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure.

Select Interior Concepts, Inc. has made available on its corporate website (www.selectinteriorconcepts.com) its most recent investor presentation. This presentation is included herein as Exhibit 99.1.

The information provided in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by the specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
99.1	Select Interior Concepts, Inc. Investor Presentation

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 20, 2019SELECT INTERIOR CONCEPTS, INC.

By:	/s/ Tyrone Johnson
Name: Tyrone Johnson
Title: Chief Executive Officer

March 2019 Investor Presentation Exhibit 99.1

Forward-Looking Statements As usual, this presentation contains statements which are forward-looking. Our 10Ks, 10Qs and other SEC documents outline the risks associated with these statements and we encourage you to review them. Certain statements in this presentation may constitute forward-looking statements, including statements regarding the Company’s financial position, business strategy and plans, and objectives of management for future operations. These statements, which contain words such as "believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “will,” “may,” “should” and similar expressions, reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our dependency upon the residential construction and repair and remodel market, the achievement of the anticipated levels of profitability, growth, the ability to anticipate consumer preferences and demand, the impact of competitive pricing, and the impact of general business and economic conditions. These and other factors could adversely affect the outcome and financial effects of the plans and events described herein. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Use of Non-GAAP Financial Measures Management believes the non-GAAP financial measures discussed in this presentation are useful to both management and investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors, is not in accordance with or an alternative to GAAP, and should not be used as a substitute for the Company’s operating results presented in accordance with GAAP. These non-GAAP measures may be different from similar measures used by other companies. For reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the appendix of this presentation. Disclosures

Net Sales (in Millions) 2018 Sales Mix Key Financials Leading Installer and distributor of interior building products Diversified building products and services offerings High-value, high-margin home interior products Scalable platform to expand across geographies, product categories, and channels Track record of strong growth through acquisitions and organic initiatives Attractive above-industry margins Residential Design Services 55% Architectural Surfaces Group 45% Segments Single Family 72% Multi-family 2% Commercial 5% End Market New Construction 79% Repair & Remodel 21% Construction Sector Repair & Remodel 21% Adjusted EBITDA CAGR: 45% CAGR: 41% Company Overview 3 Net Sales (in Millions) 2018 Sales Mix Key Financials Leading Installer and distributor of interior building products Diversified building products and services offerings High-value, high-margin home interior products Scalable platform to expand across geographies, product categories, and channels Track record of strong growth through acquisitions and organic initiatives Attractive above-industry margins Residential Design Services 55% Architectural Surfaces Group 45% Segments SingleFamily72% Multi-family 2% Commercial 5% End Market NewConstruction79% Repair & Remodel 21% Construction Sector Repair & Remodel 21% Adjusted EBITDA Company Overview $234 $353 $490 $0 $100 $200 $300 $400 $500 $600 2016 2017 2018 $27 $47 $54 $0 $10 $20 $30 $40 $50 $60 $70 2016 2017 2018 2016 2017 2018

Leading provider of interior design installation services of primarily flooring, countertops and cabinets for residential and commercial Consolidator of fragmented design and installation services industry Highly trained and specialized interior designers with proprietary interior design software creating competitive advantage Increasing trend of builders outsourcing more of the design services Significant customer value add through optional upgrades Above-industry upsell conversion rate of ~85%, generating ~220% more revenue per order than standard orders Deep relationships with over 150 customers and 230 suppliers 35 locations, including 19 design centers1 Leading importer and distributor of natural stone, engineered stone, and related products used in residential construction, commercial construction and remodeling across the U.S Sole strategic consolidator of scale in fragmented U.S. slab distributor industry 2 Global supply chain complemented with extensive product design, development and marketing Strong relationships with diverse channels (fabricators, builders, designers, dealers and architect firms) Balanced end market exposure with ~60% of sales to Repair & Remodel 23 strategically located design showrooms and warehouses Notes: 1. Including Intown Design acquisition 2. Management estimate based on strategic acquisitions of U.S. slab distributors primarily serving single-family residential end markets Tile Flooring Door Hardware Engineered Stone Cabinetry Quartz Granite Marble Tile SIC Operates Two Complementary Business Segments

SIC is Positioned to Grow Through Cycles Solid Core Focus on new home construction in key stable markets with opportunity to further expand in multifamily construction Targeted market share gains from smaller fragmented competitors that lack scale Diversifying into additional product lines and end markets through cross-selling initiatives Stable Resilient Platform Repair and Remodel business offers countercyclicality to single family construction Highly variable cost structure and pass-through pricing model Strategic Growth Active opportunistic M&A strategy supported by a strong balance sheet Responsible Financial Policy & Executional Excellence Responsible financial policy – maintain discipline towards a conservative leverage target Executional excellence – commitment to streamlining operational processes and procedures with continued cost savings opportunities

Key Investment Highlights Diverse geographic footprint in attractive markets supported by barriers to entry and scale 1 2 RDS’ demonstrated ability to upsell products and drive profitability for SIC and builder customers 3 ASG’s sophisticated importation and distribution model fueling expansion 4 Proven ability to drive organic growth, operational improvement, and M&A 5 Significant opportunity to expand across geographic products and channels 6 Resilient operations supported by highly variable cost structure, pass-through pricing model and Repair & Remodel Strong financial profile with above-industry Adj. EBITDA margins and solid balance sheet 7 1 Management estimate based on strategic acquisitions of U.S. slab distributors primarily serving single-family residential end markets

Located in attractive markets supported by barriers to entry and scale. 1 – Diverse Geographic Footprint Source: McKinsey Global Institute report, October 2016. Notes: U.S. housing starts forecast from Mortgage Bankers Association report. Presence in 15 of Top 20 MSAs by Population ASG locations RDS locations ASG serves broad domestic footprint with market-specific products RDS served regions among the strongest residential housing markets in the U.S. Core competencies create barriers to entry RDS: Deep builder relationships and skilled labor force ASG: Diverse global supply chain and logistics expertise Significant opportunities for continued growth Strengthen customer relationships Gain share from smaller operators Expand product offerings Enhance existing footprint through targeted M&A of fragmented U.S. market Enter into attractive adjacent channels such as multifamily for RDS and commercial for ASG

Builder Needs Highly Aligned with SIC Attributes 2 – RDS’s Ability to Upsell Products & Drive Profitability Importance Upsell Execution Installation Capabilities Supplier Relationships Product Breadth Customer Experience Geographic Footprint Limited Varies Varies Varies Varies Limited ü ü ü ü ü ü Typical Industry Participant RDS’ Exceptional Value Proposition 1 2 3 4 Significantly influences the upgrade process Increases revenue per order Minimizes costly construction delays Drives RDS profitability and increases builder profitability We believe that high-margin upgrade sales occur more frequently within RDS design centers RDS’ upgrade orders generate ~220%+ more revenue per order than standard orders (revenue shared with homebuilder) ~50% - 60% ~85% Upsell Conversion Rate at RDS Above Industry1 Revenue Per Lot Order2 Upgrade: 220% 1 Source: Management estimates 2 Single housing lot typically has more than one order per lot.

2 – RDS Provides Critical Value To Homebuilders Average Cost of Construction ~$270K Cost Components % of Total Home Construction HVAC Drywall Roofing Insulation Appliances Windows, Doors & Trim Structural Products Excavation, Permitting, Upfront Design Flooring, Cabinets & Countertops Plumbing & Electrical Other Interior Outdoor Other RDS Key Category RDS Expansion Opportunity 16% 10% 24% 8% 8% 6% 5% 4% 4% 3% 2% 2% RDS Seamless Operation Model Buyer selects home, places deposit, and builder starts construction + RDS Segment Buyer Homebuilder + + + + = = = = = Builder sends buyer to RDS design center to select all finishes including floors, countertops & cabinets as well as other fixtures & finishes RDS installs buyer selected floors, countertops & cabinets Builder completes construction and delivers home to buyer RDS and builder share revenue of installed interior products 1 2 3 4 5 RDS provides strong value across the homebuying process 6% Source: National Association of Home Builders Notes: Includes painting, lighting, plumbing fixtures, and fireplace.

Brazil Spain Italy Vietnam India Czech Republic Turkey Sophisticated model and consolidation strategy fueling expansion 3 – ASG’s Sophisticated Importation and Distribution Model Approach: Strategically located ports to facilitate sourcing from across the globe Quarry network selected based on hands-on inspection process to mitigate any risk of supply chain disruption Design and deploy best in class marketing & merchandising samples Broad stone product offering across a wide range of price points National network of distribution and showroom centers to manage logistics, inventory and distribution for clients Hub-and-spoke distribution model to maximize freight efficiency Disciplined Factory and Quarry Sourcing Strategy Value Proposition: To fabricators: Increased material yield due to consistent and predictable product To designers: Reliable product quality and consistent aesthetics increase consumer satisfaction To customers: Right inventory on hand for immediate selection and sale Extensive Distribution Network Effective, technology-enabled inventory management Balanced end market exposure with ~60% of sales to R&R Superior margin profile and product selection for regional taste Hub Spoke Seattle Fife Portland Sun valley Denver Van Nuys Phoenix Anaheim Des Moines Kansas City Tulsa Oklahoma City St. Louis North Austin Nashville Austin San Antonio Raleigh Charlotte Baltimore New Brunswick Boston Primary Sourcing Locations

4 – Proven Ability to Drive Organic Growth, Operational Improvement, and M&A Underlying Growth Leverage Existing Platform Strategic & Operational Initiatives Market Growth High-growth regional markets Share Gains Taking share from small regional competitors Increased Design Center Outsourcing ~50% of market still handled by builders internally1 Product Expansion Expand full product set across both the RDS and ASG portfolios Geographic Expansion Evaluate other attractive markets New End Markets Commercial, repair and remodel, multi-family, single-family rentals Leverage Integrated Platform Develop efficiencies in back-office functions Execute Strategic M&A Continue value creating bolt-on acquisitions Implement Synergies Increase efficiencies when executing on bolt-on acquisition strategy Expanding share, adding product capabilities, entering new markets and executing strategic M&A 1 2 3 Significant market opportunity, as additional builders out-source design functions Strong relationships with largest, most stable homebuilders provide opportunity to gain market share 4 Repair & Remodel business provides counter-cyclical revenue base 1 Source: Management estimates

Annualized Run-Rate Sales Bridge (in Millions) 4 – Proven Ability to Drive Organic Growth, Operational Improvement, and M&A $10 - 100m annual revenue Typical Target Acquisition Criteria Expanded geographic reach, new channels or new product / service capabilities 1 2 3 4 5 6 Owner/operator businesses with generational exit planning Accretive EBITDA margin Synergy potential Competitive transaction multiple based on scale of acquired business Notes: Actual revenue for 2018: $490 million NSI 12 Annualized Run-Rate Sales Bridge (in Millions) 4 –Proven Ability to Drive Organic Growth, Operational Improvement, and M&A $10 -100m annual revenue Typical Target Acquisition Criteria Expanded geographic reach, new channels or new product / service capabilities 1 2 3 4 5 6 Owner/operator businesses with generational exit planning Accretive EBITD A margin Synergy potential Competitive transaction multiple based on scale of acquired business $353 $600 $29 $71 $127 $20 $250 $325 $400 $475 $550 $625 2017 Actual Revenue Organic Growth 2017 2018 2019 Annualized Run-Rate Notes: Actual revenue for 2018: $490 million NSI

5 – Significant Opportunity to Expand Across Geographies, Products & Channels ASG: Scalable Low Fixed Cost Platform RDS operates in a highly fragmented industry, with ~80% of total market dominated by small regional and local players Provides a significant consolidation opportunity for RDS Design centers and expert staff create a competitive advantage for RDS Designers work directly with homebuilders in selecting from over 50,000 interior product options Coordinate ordering, fulfilment and installation of many of these products to crate a seamless experience RDS’s full-service capabilities motivate homebuilder customers to outsource these aspects of their business between RDS and homebuilders, creating a symbiotic relationship RDS: Building Leading Position in Residential Design and Installation Sole active U.S. consolidator of scale fueling sophisticated importation and distribution model 1 Fragmented market consisting of national building products distributors, regional slab distributors and home improvement retailers In contrast to some of its larger competitors, ASG does not have an in-house manufacturing facility and there is no process concentration, resulting in low fixed costs and a highly variable cost structure Complementary sales strategies, single quarry sourcing and hub & spoke distribution all provide a competitive advantage 1 Management estimate based on strategic acquisitions of U.S. slab distributors primarily serving single-family residential end markets 2 Management estimate based on outsourced flooring design and installation services industry 3 Source: National Association of Home Builders, U.S. Census Bureau 80% Primarily local/small regional players U.S. Slab Distribution Industry Landscape $30+ billion3 fragmented market across RDS and ASG 20% National / large players 33% Primarily local/small regional players 67% National / large players RDS Market Landscape2

5 – Consolidator of Scale in Fragmented Core Markets Building Product Categories Select Key Consolidators Countertop Distribution Flooring, Cabinets, Countertops Installation Outdoor Insulation Roofing Plumbing & Electrical HVAC Drywall Windows, Doors, Trim Structural Products SIC’s ASG Business is sole acquirer of scale1 High margin category Attractive deal multiples Highly fragmented market Continued acquisitions enhance geographic reach and negotiating leverage with suppliers 1 Management estimate based on strategic acquisitions of U.S. slab distributors primarily serving single-family residential end markets

RDS New Products 5 – Growth Opportunities: New Products and Channels Doors & Windows Address dearth of adequate suppliers and installers in the industry Appliances Facilitate cross-selling Cabinets Address cabinet supply and installation needs in the industry RDS New Channels Assisted Living Multi-Family Housing ASG New Products Sinks Cross-sell existing customers looking for a one-stop-shop Tile & Backsplash Engineered stone slabs for backsplash and wall tile applications and ceramic and porcelain for flooring applications Introduce new colors in Metro Quartz line and Natural stone ASG New Channels Porcelain Slabs Cross-selling opportunity via ASG brands to meet shifts in market demand toward engineered stone Commercial Targeting high end commercial segment through Pental brand for designing and delivering high end stone products Pental’s pre-fabrication capabilities at low cost facilities $20,000+ per house in additional interior finish products that SIC can readily provide and effectively sell through its design centers

Flexible business model supports resilient operations 6 – Variable Cost Structure and Pass-through Pricing Model Highly Variable Cost Structure Breakdown1 Variable Fixed Highly Variable Cost Structure Significant Pricing Leverage Can pass through pricing immediately A substantial portion of backlog is derived from repeat builder customers who share in RDS pricing success Predictable revenue streams through contracted backlog with homebuilders in early housing development phase ASG is able to fully incorporate pricing increases through its showrooms on a 60-120 day timeline Does not rely on fixed contracts with suppliers, and can shift suppliers according to price dynamics in the current market Outsourced fabrication model creates warehouse and personnel cost flexibility Notes: 1. Calculated as a percentage of 2018 Cost of Goods Sold. 1 2 All components of direct cash costs are highly variable Subcontractor installation base is a cost-effective, highly variable expense Design center commissions and rebates vary in conjunction with revenue and purchase volume Leased facilities allow for flexible scaling-up or down scalable field management workforce Modest fixed cost infrastructure requirements to support operations

Strong growth profile, above-industry average Adjusted EBITDA margins and solid balance sheet 7 – Strong Financial Profile 2018 Net Debt/Adj. EBITDA 2018 Adj. EBITDA Margin Source: Public company filings and FactSet. Peer set includes BECN, BLD, IBP and SITE 1. Pro-forma adjusted for completed acquisitions as of 12/31/2018 2018 CapEx/Sales 2018 Sales Growth 1 17 Strong growth profile, above-industry average Adjusted EBITDA margins and solid balance sheet 7 –Strong Financial Profile 2018 Net Debt/Adj. EBITDA 2018 Adj. EBITDA Margin Source: Public company filings and FactSet. Peer set includes BECN, BLD, IBP and SITE 1. Pro-forma adjusted for completed acquisitions as of 12/31/2018 2018 CapEx/Sales 2018 Sales Growth 38.8% 21.5% 0% 10% 20% 30% 40% SIC Peer Median 11.1% 10.1% 0% 4% 8% 12% SIC Peer Median 2.6x 2.8x 0.0 1.0 2.0 3.0 4.0 SIC Peer Median 1.7% 1.6% 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% SIC Peer Median 1

7 – Strong Financial Profile 1. Pro-forma for 12/31/2018 acquisition of T.A.C. Ceramic Tile and acquisitions completed in 2018. See “Reconciliation of Net Income to Adj. EBITDA” at the end of this presentation. Effectively Positioned Balance Sheet Liquidity/Leverage ($ in millions) as of 12/31/18 Strong capital position to support growth objectives ABL revolver commitment upsized to $90 million in 2018 Conservative leverage metrics Target long term pro-forma net leverage <3.0x Positive cash flow from operating activities in 2018 Investing in organic growth initiatives to drive share gains and efficiencies Revolver $ 36.7 Term Loan 143.8 Total Debt $ 180.5 Cash (6.4) Net Debt $ 174.2 Liquidity $ 58.9 Net Debt/LTM Adj. EBITDA1 2.6x

Appendix

Adjusted EBITDA Reconciliation EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization. Adjusted EBITDA is defined as consolidated net income before (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance, facility closure costs, and professional and legal fees related to business acquisitions, or similar transitional costs and expenses related to greenfield investments and integrating acquired businesses into our Company. Adjusted EBITDA is a non-GAAP financial measure used by us as supplemental measure in evaluating our operating performance. 20 Adjusted EBITDA Reconciliation(in thousands) Reconciliation of net income to Adj. EBITDA 2018 2017 2018 2017 Consolidated net (loss) income (1,833) $ (14,969) $ (2,475) $ (11,346) $ Income tax (benefit) expense 1,569 2,633 989 3,320 Interest expense 3,265 3,604 11,468 13,749 Depreciation and amortization 5,710 4,434 20,487 14,816 EBITDA 8,711 (4,298) 30,469 20,539 Consulting fees to Trive Capital - 83 - 1,008 Share based and transaction incentive compensation (2,309) 16,413 2,626 16,794 Nonrecurring costs 8,454 1,675 21,326 8,656 Adjusted EBITDA 14,856 13,873 54,421 46,997 Select Interior Concepts, Inc. Adjusted EBITDA Three Months Ended December 31, Twelve Months Ended December 31, EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization. Adjusted EBITDA is defined as consolidated net income before (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance, facility closure costs, and professional and legal fees related to business acquisitions, or similar transitional costs and expenses related to greenfield investments and integrating acquired businesses into our Company. Adjusted EBITDA is a non-GAAP financial measure used by us as supplemental measure in evaluating our operating performance.